EXHIBIT 99.2




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Q2 2017

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for second quarter 2017.

Before focusing on our financials, I'd like to talk about our recovery from the fire, our product lines and what we think might occur over the next several quarters.

The fire at Taber was unfortunate, however, we have received a total of 5.7 million Canadian from our insurance and may receive additional funds in Q3 after all details of the equipment we lost have been reviewed by our insurer. The Heatsavr(TM) liquid pool cover is back in production to serve our worldwide customer base. The property is clean but, because the bids to rebuild were unreasonably high, we intend to find an existing building to buy. The property where the fire took place will be sold when a reasonable offer is received.

The NanoChem division, NCS, represents most of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable protein with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops he produces with the same land but no extra fertilizer.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but, can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that

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are part of the water fraction of oil as it exits the rock formation.  The scale must be prevented to keep the oil recovery pipes from clogging. Used as a biodegradable additive in fracking fluid, TPA has the same positive effect on the pipes but is also known to reduce scale plugging of rock pores thus increasing the flow of oil and gas to the pipes from the rock. Many alternative chemicals are used to prevent pore plugging - TPA is the biodegradable choice.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Both our nitrogen products are equal to, or better than, the competing products and we have very compelling pricing. There has been recent interest from a new customer who could become quite large. If we are successful in earning this new business, it will begin to show in Q4 2017.

Watersavr(TM): We are continuing our efforts in the USA, Turkey, Africa, Chile, Brazil parts of East-Asia and Australia. This could be the break-through year.

We like to illustrate the potential of WaterSavr(TM): using it on Lake Mead for 6 months a year could save 166,000 acre feet per year. This is the same as 56 billion gallons. It's not just water; WaterSavr(TM) can have huge effects on city water budgets. Delivered water costs now exceed $1000 per acre foot in many California cities and the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce losses in reservoirs by 2 feet on every acre. The City of San Diego has finished the extra research they decided to do after our very successful trial which we reported earlier this year. We expect to see the results in the next few weeks and hope that this will be the last hurdle before a purchase. Every year that the City of San Diego does not use Watersavr(TM) the City is wasting 12 - 14 million dollars of taxpayer funds.

Q3 and the rest of 2017

EX-10(TM), our brand name for TPA for agricultural use, has peak uptake in Q1 but with significant sales on into Q2. The crop cycle was delayed in many parts of the US this spring so EX-10(TM) uptake continued firmly into Q2. There will be fewer sales in Q3; then uptake begins in Q4 for the 2018 crop season.

SUN 27(TM) and N Savr 30(TM), the nitrogen conservation products for agriculture: We have also initiated a new sales program into Latin America. This marketplace is counter-cyclical to the North American market and is showing strong interest in our nitrogen products. We think it's likely that sales will increase quarterly throughout the year. Our goal is substantial growth over the next 4 - 6 quarters with an annual bulge in sales during Q1 each year when US sales are normally booked.

Growth in oilfield use of TPA driven by our worldwide sales efforts is likely. Increased rig counts in America should lead to greater sales into the US

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industry  while oil price  stability  in the $45 to $50 per barrel  range  could result in increased international sales as customers refocus on production growth.

WaterSavr(TM) had a $50,000 sale to Mauritius in Q1, 2017 - this bodes well for the 2017 year. The Brazil sale in Q2 was in the low six figures. An initial contract is being negotiated in Honduras for delivery late in the year and larger ones are progressing in South Africa and Turkey. Recent trial results that showing savings of 45% in Southern California, may result in sales in Q3. Water costs are now so high in parts of SoCal that Watersavr(TM) is able to cut water acquisition budgets by a factor of several hundred percent more than the Watersavr(TM) cost - even in the winter months.

We are still comfortable predicting that full year 2017 revenue will increase significantly compared to 2016 once the discontinued Ecosavr(TM) operations are accounted for. We also expect that profits and operating cash flow will continue to increase. The usual warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph.

Highlights of the financial results:

Sales for the quarter increased 26% to $4.72 million, compared with $3.73 million for Q2 2016. The result is a profit of $274 thousand or $0.2 per share in the 2017 period, compared to a gain of $561 thousand or $0.05 per share, in 2016. The major factors that reduced profits were the accounting treatment of the fire remediation costs and increases in raw material costs. Over several more quarters the fire accounting will have unusual and unpredictable effects on our financials. The effects should be less and less over time. We are working to increase our pricing to customers so that selling prices reflect the higher raw material costs we must pay. This will proceed over the remainder of the year. Share count for Q2 2017 was not significantly different due to the effects of the January 2016 buyback being a full year old.

Working capital of $12.1 million is excellent, including $6.3 million in cash on hand as well as a line of credit with Harris Bank of Chicago. We are confident that we can execute our growth plans with our existing capital.

FSI provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing taxes, interest, depreciation, option expenses and one-time items from the statement of operations.

For the half year ending June 2017, operating cash flow was $1.97 million or 17 cents per share compared to $2.52 million or 22 cents per share for first half 2016. The 2016 and 2017 numbers are based on shares outstanding that are less than 1% different now that the 2016 share buyback is more than a year old. Detailed information on how to reconcile GAAP with "Operating Cash Flow" numbers is included in our news release of August 14th.

The insurance recovery from the Taber fire had a large effect on our GAAP results in first half. Additional recoveries, purchase of a new building, tax adjustments, depreciation on the new building and the amounts received already will affect our GAAP financials until Q1 2019 - the period allowed by Canadian

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tax law before a final tax occurs on any profits  from an insured  event.  It is highly probable that our deferred tax asset [see balance sheet] will offset any tax owing on the insurance recovery. We think the GAAP financials combined with the operating cash flow will give a clearer view of our success until the effects of accounting for the insurance recovery are over.

The text of this speech will be available on our website by Wednesday, August 16th and email or fax copies can be requested from Jason Bloom at 1 800 661 3560 or Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.